Exhibit 99.1

MAGYAR BANCORP

400 Somerset St., New Brunswick, NJ 08901
732.342.7600


                     Magyar Bancorp Statement on Kara Homes

New Brunswick, NJ--October 10, 2006--Magyar Bank, the principal subsidiary of Magyar Bancorp, is releasing the following statement to clarify information regarding loans made by the Bank to East Brunswick builder Kara Homes Inc., which recently filed for Chapter 11 bankruptcy.

Kara Homes' lending relationship with the Bank consists of four construction loans with total outstanding balances of $7,575,000. Two of the four loans were participated with other banks, limiting Magyar's total lending relationship with Kara Homes to $5,135,000.

These loans were originated within the Bank's guidelines, including the requirement that the maximum loan-to-value ratio is 75% of the appraised value of the property. The Bank is in a first lien position with respect to the Real Estate securing the loans. Details of the four loans are provided as follows:

     o The Bank holds a Construction Mortgage Loan to Hartley Estates by Kara, LLC, a company principally owned by Zuhdi Karagjozi., President of Kara Homes. The purpose of this loan is acquisition and development of approved residential building lots located in Little Egg Harbor Township, New Jersey. The total mortgage loan is $4,085,000 and the outstanding principal balance is $1,214,000. This loan is collateralized by improved and/or approved real estate located in Little Egg Harbor Township, New Jersey.

     o The Bank holds a Construction Mortgage Loan to Kara at Dayna Court, LLC, a company principally owned by Zuhdi Karagjozi, President of Kara Homes. The purpose of this loan is acquisition and development of approved residential building lots located in Dover Township, Ocean County, New Jersey. The total mortgage loan is $2,946,000 and the outstanding principal balance is $1,480,000. This loan is collateralized by improved and/or approved real estate located in Dover Township, Ocean County, New Jersey

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     o    The Bank  holds a  Construction  Mortgage  Loan to Kara at Park  Ridge
          Estates,   LLC,  a  company  principally  owned  by  Zuhdi  Karagjozi,
          President of Kara Homes.  The purpose of this loan is acquisition  and
          development   of  approved   residential   building  lots  located  in
          Manahawkin,  Stafford Township, New Jersey. The total mortgage loan is
          $5,283,000.   This  is  a  participation  loan,  and  the  outstanding
          principal balance of the Bank's participation interest in this loan is $1,359,000. This loan is collateralized by improved and/or approved real estate located in Manahawkin, Stafford Township, New Jersey.

     o In addition, the Bank holds a Construction Mortgage Loan to Sterling Acres at Monroe, LLC, a company principally owned by Zuhdi Karagjozi, President of Kara Homes. The purpose of this loan is acquisition and development of approved residential building lots located in Monroe Township, New Jersey. The total mortgage loan is $2,752,000. This is a participation loan, and the outstanding principal balance of the Bank's participation interest in this loan is $1,082,000. This loan is collateralized by improved and/or approved real estate located in Monroe Township, New Jersey.

Although the Bank believes that it will receive full payment on these loans, there can be no assurance that losses will not be incurred or that significant additional expenses will not be incurred in the process of the resolution of the Kara Homes situation.

Magyar Bancorp (NASDAQ: MGYR) is the parent company of Magyar Bank, a $410 million asset community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey for over 80 years with a complete line of financial products and services, and today Magyar operates branch locations in New Brunswick, North Brunswick, South Brunswick and Branchburg. Visit Magyar online at www.magbank.com.
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Forward   Looking   Statements:   Certain   statements   contained   herein  are
"forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as "may," "will," "believe," "expect," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company's filings with the SEC, and with respect to the loans extended by the Bank to Kara Homes, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing the loans to Kara Homes may decline in value pending resolution of the bankruptcy proceeding; and the risk that significant expense may be incurred in connection with and pending the resolution of the bankruptcy proceeding. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly

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release  the  result of any  revisions  that may be made to any  forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


Contact: John Reissner, Vice President, Marketing Director, 732.214.2083